Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for First Quarter Fiscal 2012

ASHEVILLE, N.C.--(BUSINESS WIRE)--January 30, 2012--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported an overall increase in sales of 5.2% to $918.2 million for its first fiscal quarter ended December 24, 2011. For the December 2011 quarter, net income rose to $10.6 million compared with net income of $7.7 million for the quarter ended December 2010.

Commenting on the results, Robert P. Ingle, II, Chief Executive Officer, said, “We are pleased with our performance this past holiday season, leading to a good start for fiscal 2012.”

Financial Results

Net sales rose 5.2% to $918.2 million for the quarter ended December 24, 2011, compared with $872.8 million for the quarter ended December 25, 2010. For the comparable December 2011 and 2010 quarters and excluding gasoline sales, grocery segment comparable store sales increased 3.4%, average transaction size increased 1.3%, and weekly customer visits increased 2.0%.

Gross profit for the first quarter of fiscal 2012 rose 4.3% to $201.7 million, an increase of $8.2 million compared with the first quarter of fiscal 2011. Gross profit as a percentage of sales was 22.0% for the first quarter of fiscal 2012 compared with 22.2% for the first quarter of fiscal 2011. Grocery segment gross margins, excluding gasoline, also increased from 25.2% in the first quarter of fiscal 2011 to 25.5% for the current-year quarter. The improvement in gross margin benefitted from inflation and vendor participation in pricing promotions during the very competitive holiday season.

Total operating expenses were $171.8 million for the first quarter of fiscal 2012 compared with $167.3 million for the comparable fiscal 2011 quarter. Operating and administrative expenses as a percentage of sales, excluding gasoline sales and associated operating expenses, improved to 21.6% from 21.8% for the three months ended December 24, 2011 and December 25, 2010, respectively. The growth in operating expenses was comprised primarily of increases in repairs and depreciation, partially offset by decreased insurance expense.

Net rental income, gains/losses on asset disposals, and other income totaled approximately $1.5 million for both the December 2011 and 2010 quarters. There were no individually significant trends or transactions for either first fiscal quarter.

Interest expense decreased $0.9 million for the three-month period ended December 24, 2011, to $15.0 million from $15.9 million for the three-month period ended December 25, 2010. The decrease in interest expense is attributable to lower interest rates and to capitalized interest. Total debt at December 24, 2011, was $882.5 million compared to $784.5 million at December 25, 2010. The increase in debt is primarily attributable to financing the construction of a new distribution facility scheduled to open during calendar year 2012. The Company currently has lines of credit totaling $175.0 million with $44.2 million borrowed at December 24, 2011. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Net income for the December 2011 quarter increased 38.5% to $10.6 million compared with net income of $7.7 million for the December 2010 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.45 and $0.43 per share, respectively, for the December 2011 quarter compared with $0.33 and $0.31 per share, respectively, for the December 2010 quarter.

Capital expenditures totaled $63.7 million for the three-month period ended December 24, 2011. Most of these capital expenditures were related to construction of the new distribution facility and procurement of related equipment. Capital expenditures also included the costs of upgrading and replacing store equipment, technology investments, capital expenditures related to its milk processing plant, and expenditures for stores scheduled to open later in fiscal 2012 and in fiscal 2013.

Ingles’ capital expenditure plans for fiscal year 2012 include investments of approximately $120 million to $160 million. The majority of the Company’s fiscal year 2012 capital expenditures are expected for the new distribution and warehouse facility. The number of new/replacement/remodeled stores completed in fiscal year 2012 will somewhat depend on the timing of distribution center expenditures.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2011 Form 10-K and Form 10-Q for the quarter ended December 24, 2011.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 71 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 24,	December 25,
	2011	2010
Net sales	$918,238	$872,753
Gross profit	201,728	193,481
Operating and administrative expenses	171,809	167,255
Rental income, net	428	315
Gain from sale or disposal of assets	15	11
Income from operations	30,363	26,552
Other income, net	1,004	1,125
Interest expense	15,009	15,855
Income taxes	5,760	4,169
Net income	$10,597	$7,653

Basic earnings per common share – Class A	$0.45	$0.33
Diluted earnings per common share – Class A	$0.43	$0.31
Basic earnings per common share – Class B	$0.41	$0.30
Diluted earnings per common share – Class B	$0.41	$0.30

Additional selected information:
Depreciation and amortization expense	$22,122	$20,947
Rent expense	$3,384	$3,869

Condensed Consolidated Balance Sheets (Unaudited)

	December 24,	September 24,
	2011	2011
ASSETS
Cash and cash equivalents	$9,838	$12,421
Receivables-net	70,144	56,841
Inventories	299,176	303,166
Other current assets	16,923	16,936
Property and equipment-net	1,158,406	1,133,204
Restricted investments	43,145	75,731
Other assets	19,987	20,051
TOTAL ASSETS	$1,617,619	$1,618,350

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$22,526	$34,376
Accounts payable, accrued expenses and current portion of other long-term liabilities	224,559	256,120
Deferred income taxes	66,554	67,939
Long-term debt	859,971	820,744
Other long-term liabilities	7,707	7,225
Total Liabilities	1,181,317	1,186,404
Stockholders' equity	436,302	431,946
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,617,619	$1,618,350

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 (Ext. 223)